Consent of Independent Registered Public Accounting Firm


          We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated August 20, 2004, relating to the financial statements and financial highlights which appear in the June 30, 2004 Annual Reports to Shareholders of AllianceBernstein Government Reserves, formerly Alliance Government Reserves, and Alliance Treasury Reserves, formerly Alliance Treasury Reserves, portfolios of AllianceBernstein Government Reserves, formerly Alliance Government Reserves, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "General Information - Independent Registered Public Accounting Firm," and "Financial Statements and Report of Independent Registered Public Accounting Firm" in such Registration Statement.




PricewaterhouseCoopers LLP

New York, New York
October 26, 2004